EXHIBIT 99.1

NGL Energy Partners LP Announces First Quarter Fiscal 2017 Results

•	Revenue for the first quarter of Fiscal 2017 totaled $2.72 billion, resulting in net income of $182.8 million, compared to a net loss of $25.0 million during the first quarter of Fiscal 2016

•	Adjusted EBITDA for the first quarter of Fiscal 2017 was $63.8 million, compared to Adjusted EBITDA of $89.0 million for the first quarter of Fiscal 2016

•	Distributable Cash Flow for the first quarter of Fiscal 2017 was $29.8 million

•
Growth capital expenditures and other investments totaled approximately $190.0 million during the quarter including the final construction payment to Saddlehorn for the Grand Mesa pipeline, the acquisition of additional refined products pipeline capacity and the purchase of certain royalty obligations, disposal well drilling permits and water pipelines ownership interest related to our Water Solutions segment

•
Financial statements reflect the completion of significant balance sheet and liquidity enhancements including the sale of TLP common units, closing of the $240 million Class A Preferred Unit offering and repurchase of senior notes

•	Fiscal 2017 Adjusted EBITDA guidance remains $500 million
TULSA, Okla.--(BUSINESS WIRE)--August 4, 2016-- NGL Energy Partners LP (NYSE:NGL) (“NGL” or the “Partnership”) today reported net income for the quarter ended June 30, 2016 of $182.8 million with revenues of $2.72 billion and cost of sales totaling $2.57 billion, resulting in $155.5 million of product margin. The Partnership also recognized gains related to the sale of TransMontaigne Partners L.P. (“TLP”) common units and the early extinguishment of debt and other liabilities totaling $134.0 million and a reduction of $124.7 million of the previously estimated $380.2 million impairment charge to finalize the evaluation related to our Water Solutions segment. Adjusted EBITDA was $63.8 million for the quarter ended June 30, 2016, a 28.3% year over year decrease when compared to Adjusted EBITDA of $89.0 million during the quarter ended June 30, 2015. This decrease was driven by the decline in commodity prices as well as decreases in crude oil and water volumes. Distributable Cash Flow was $29.8 million for the quarter ended June 30, 2016, compared to $52.9 million for the quarter ended June 30, 2015.
“Our quarterly results reflect our recent efforts to strengthen our balance sheet and improve liquidity. Our Refined Products and Renewables segment continues to perform at a high level in this commodity cycle. We remain focused on optimizing profits across our various segments and taking advantage of opportunities to grow our business.” stated Mike Krimbill, CEO of NGL. “We confirm our Fiscal 2017 Adjusted EBITDA guidance of $500 million and, with the balance sheet enhancements and upcoming completion of the Grand Mesa pipeline, believe we have positioned the Partnership for continued growth.”

Capitalization and Liquidity
During the quarter ended June 30, 2016, we repurchased $5.0 million of our 5.125% Senior Notes due 2019 and $19.2 million of our 6.875% Senior Notes due 2021 for an aggregate purchase price of $15.1 million, sold all 3.2 million of the common units we held in TLP for approximately $112.4 million and closed a $240 million offering of Class A Preferred Units with Oaktree Capital Management L.P. and affiliates. These transactions resulted in a $361.5 million reduction in outstanding borrowings.
Total long-term debt outstanding, excluding the working capital borrowings, was $2,211.4 million at June 30, 2016 compared to $2,294.3 million at March 31, 2016, a decrease of $83.0 million, including the transactions mentioned above which were offset by growth capital expenditures and other investments totaling approximately $190.0 million during the quarter. Management expects long-term debt to continue to decrease as cash flow coverage in excess of distributions is used to repay borrowings, which will primarily occur in the third and fourth quarters of our fiscal year. Working capital borrowings totaled $655.5 million at June 30, 2016 compared to $618.5 million at March 31, 2016, an increase of $37.0 million driven by the increase in commodity prices and inventory volumes during the period. Working capital borrowings are fully secured by the Partnership’s net working capital, which is subject to a monthly borrowing base and are excluded from the Partnership’s debt compliance ratios. NGL had total liquidity (cash plus available capacity on its revolving credit facility) of $348.6 million as of June 30, 2016.
Quarterly Results of Operations

The Partnership reported net income of $182.8 million for the quarter ended June 30, 2016, compared to a net loss of $25.0 million during the quarter ended June 30, 2015. During the quarter ended June 30, 2016, the Partnership recorded a $104.1 million gain on the sale of the TLP common units and a $30.0 million gain related to the early extinguishment of a portion of its senior notes and other liabilities. In addition, the Partnership reversed $124.7 million of the estimated goodwill impairment charge recorded during the three months ended March 31, 2016 within our Water Solutions segment, based on the final, third-party valuation. These gains were offset by losses recorded due to the revaluation, disposal or impairment of other long-lived assets of $38.8 million.
The following table summarizes operating income (loss) by operating segment for the three months ended June 30, 2016 and June 30, 2015 (in thousands):

		As Restated
	June 30, 2016	June 30, 2015
Crude oil logistics	$(625)	$11,960
Water solutions	79,464	10,447
Liquids	(57)	(471)
Retail propane	(2,502)	(700)
Refined products and renewables	149,769	33,020
Corporate and other	(32,149)	(55,466)
Total operating income (loss)	$193,900	$(1,210)
The tables included in this release reconcile operating income (loss) to Adjusted EBITDA for each of our operating segments.
Crude Oil Logistics
The Partnership’s Crude Oil Logistics segment generated Adjusted EBITDA of $9.8 million during the quarter ended June 30, 2016, compared to Adjusted EBITDA of $20.3 million for the quarter ended June 30, 2015. The current quarter results benefited from demand for storage, which was offset by lower crude oil volumes transported and marketed as production in the United States continued to decline. The Partnership’s quarterly results were also impacted by the flattening of the contango curve for crude oil during the quarter.
The Partnership’s Grand Mesa project remains on schedule. The Saddlehorn segment of the pipeline from Platteville-to-Cushing is complete and line fill commenced last week. The Partnership expects the Grand Mesa stations and pipeline tie-in to be completed and to commence line fill in October with commercial operations by November 1, 2016. The Partnership currently anticipates year one EBITDA related to this project to be approximately $120 million and year two EBITDA to be approximately $150 million based on current contracts. The average contract term on the pipeline is approximately nine years and all contracts are fee-based with volume commitments. The Partnership expects remaining capital expenditures for the project to total approximately $50 - $60 million, including completion of infrastructure at our Cushing facilities.
Refined Products and Renewables
The Partnership’s Refined Products and Renewables segment generated Adjusted EBITDA of $37.3 million during the quarter ended June 30, 2016, compared to Adjusted EBITDA of $45.6 million during the quarter ended June 30, 2015. The seasonal decrease is a result of variability in inventory valuation. Refined product barrels sold during the quarter ended June 30, 2016 increased by approximately 9.9 million barrels, compared to the same period in the prior year, driven by increased demand for motor fuels in the current low gasoline price environment. Refined product barrels sold are expected to remain strong through the remainder of Fiscal 2017 as the Partnership was recently able to secure additional line space on the Colonial pipeline. Renewable barrels sold during the quarter ended June 30, 2016 were approximately 1.8 million, compared to approximately 1.4 million for the quarter ended June 30, 2015.

Liquids
The Partnership’s Liquids segment generated Adjusted EBITDA of $5.6 million for the quarter ended June 30, 2016, compared to Adjusted EBITDA of $7.3 million for the quarter ended June 30, 2015. Propane volumes decreased by 23.7 million gallons, or 10.4%, during the quarter ended June 30, 2016, compared to the quarter ended June 30, 2015 primarily driven by the warmer than normal winter weather resulting in lower propane demand during the spring. Other Liquids volumes decreased by 16.0 million gallons, or 8.3%, for the quarter ended June 30, 2016, compared to the same period in the prior year, as butane operations were negatively impacted by railcar costs and increased storage capacity. Total product margin per gallon was $0.023 for the quarter ended June 30, 2016, compared to $0.025 for the quarter ended June 30, 2015.
Retail Propane
The Partnership’s Retail Propane segment generated Adjusted EBITDA of $7.4 million for the quarter ended June 30, 2016, compared to Adjusted EBITDA of $8.4 million for the quarter ended June 30, 2015. Propane sold during the quarter ended June 30, 2016 increased by approximately 1.2 million gallons, or 5.0%, compared to the quarter ended June 30, 2015. Distillates sold during the quarter ended June 30, 2016 increased by approximately 0.3 million gallons compared to the quarter ended June 30, 2015. Margin per gallon was $0.958 for the quarter ended June 30, 2016, compared to $1.003 for the quarter ended June 30, 2015, resulting from higher inventory balances at the beginning of the quarter caused by warmer than normal temperatures last winter. Subsequent to the quarter ended June 30, 2016, the Partnership acquired a retail propane marketer in the southeastern United States whose operations expand the Partnership’s existing footprint in this area. This acquisition totaled approximately $26 million and is projected to increase retail propane volumes by 9 million gallons annually.
Water Solutions
The Partnership’s Water Solutions segment generated Adjusted EBITDA of $10.4 million for the quarter ended June 30, 2016, compared to Adjusted EBITDA of $19.9 million during the quarter ended June 30, 2015 as our Water Solutions segment continues to be negatively impacted by the reduction in crude oil production as a result of the continued depressed crude oil price environment. Water barrels processed during the quarter ended June 30, 2016 were approximately 41.2 million, compared to approximately 54.5 million for the quarter ended June 30, 2015. Revenues from recovered hydrocarbons decreased by $8.6 million for the quarter ended June 30, 2016, compared to the quarter ended June 30, 2015. These revenues were hedged from April through December of this fiscal year at an average price of $38.62 per barrel, resulting in a $3.7 million realized loss for the quarter.
During the quarter, we had an opportunity to purchase and eliminate certain royalty obligations related to our disposal facilities at what we believe to be an attractive price. Included in the transaction was the acquisition of an additional interest in one of our water pipeline investments, land containing fresh water wells and infrastructure, permits for four incremental disposal facilities and a two year non-compete agreement. Additionally, we agreed to terminate our development agreement with the counterparty. This investment totaled approximately $47.5 million and we expect full payout to occur in the next 4-5 years based on the current crude oil price curve. This will be accelerated should prices recover even modestly or if volumes were to increase.

Corporate and Other
The Adjusted EBITDA for Corporate and Other was a loss of $6.6 million during the quarter ended June 30, 2016, compared to a loss of $12.5 million for the quarter ended June 30, 2015. Compensation expense decreased by approximately $5.4 million during the quarter ended June 30, 2016, compared to the quarter ended June 30, 2015 as a result of the TLP GP sale and continued focus on cost management. Growth capital expenditures totaled approximately $100.0 million for the quarter ended June 30, 2016, including $58.2 million related to the Grand Mesa pipeline project. Acquisitions and other investments, including incremental line space on the Colonial pipeline and the water investment, totaled approximately $90.0 million.
Fiscal Year 2017 Guidance
The Partnership continues to expect to generate Adjusted EBITDA of approximately $500 million during Fiscal 2017, which includes Adjusted EBITDA for the Grand Mesa project for five months at approximately $10 million per month. Distributable Cash Flow is expected to generate approximately $175 million, or about 2.0x, excess coverage at our current annualized distribution rate, including distributions on the Class A Preferred Units.
First Quarter Conference Call Information
A conference call to discuss NGL’s results of operations is scheduled for 11:00 am Eastern Time (10:00 am Central Time) on Thursday, August 4, 2016. Analysts, investors, and other interested parties may access the conference call by dialing (800) 291-4083 and providing access code 59163252. An archived audio replay of the conference call will be available for 14 days beginning at 2:00 pm Eastern Time (1:00 pm Central Time) on August 4, 2016 and can be accessed by dialing (855) 859-2056 and providing access code 59163252.
Use of Non-GAAP Financial Measures

NGL defines EBITDA as net income (loss) attributable to NGL Energy Partners LP, plus interest expense, gain on early extinguishment of liabilities, revaluation of investments, income tax expense (benefit), and depreciation and amortization expense. NGL defines Adjusted EBITDA as EBITDA excluding net unrealized gains and losses on derivatives, lower of cost or market adjustments, gains and losses on disposal or impairment of assets, equity-based compensation expense, acquisition expense and other. We also include in Adjusted EBITDA certain inventory valuation adjustments related to our Refined Products and Renewables segment, as described below. EBITDA and Adjusted EBITDA should not be considered alternatives to net income, income before income taxes, cash flows from operating activities, or any other measure of financial performance calculated in accordance with GAAP as those items are used to measure operating performance, liquidity or the ability to service debt obligations. NGL believes that EBITDA provides additional information to investors for evaluating NGL’s ability to make quarterly distributions to NGL’s unitholders and is presented solely as a supplemental measure. NGL believes that Adjusted EBITDA provides additional information to investors for evaluating NGL’s financial performance without regard to NGL’s financing methods, capital structure and historical cost basis. Further, EBITDA and Adjusted EBITDA, as NGL defines them, may not be comparable to EBITDA, Adjusted EBITDA, or similarly titled measures used by other entities.
Other than for NGL’s Refined Products and Renewables segment, for purposes of the Adjusted EBITDA calculation, NGL makes a distinction between realized and unrealized gains and losses on derivatives. During the period when a derivative contract is open, NGL records changes in the fair value of the derivative as an unrealized gain or loss. When a derivative contract matures or is settled, NGL reverses the previously recorded unrealized gain or loss and record a realized gain or loss. NGL does not draw such a distinction between realized and unrealized gains and losses on derivatives of NGL’s Refined Products and Renewables segment. The primary hedging strategy of NGL’s Refined Products and Renewables segment is to hedge against the risk of declines in the value of inventory over the course of the contract cycle, and many of the hedges are six months to one year in duration at inception. The “inventory valuation adjustment” row in the reconciliation table reflects the difference between the market value of the inventory of NGL’s Refined Products and Renewables segment at the balance sheet date and its cost. NGL includes this in Adjusted EBITDA because the gains and losses associated with derivative contracts of this segment, which are intended primarily to hedge inventory holding risk, also impact Adjusted EBITDA.
Distributable Cash Flow is defined as Adjusted EBITDA minus maintenance capital expenditures and cash interest expense. Maintenance capital expenditures represent capital expenditures necessary to maintain the Partnership’s operating capacity.
Distributable Cash Flow is a performance metric used by senior management to compare cash flows generated by the Partnership (excluding growth capital expenditures and prior to the establishment of any retained cash reserves by the Board of Directors) to the cash distributions expected to be paid to unitholders. Using this metric, management can quickly compute the coverage ratio of estimated cash flows to planned cash distributions. This financial measure also is important to investors as an indicator of whether the Partnership is generating cash flow at a level that can sustain, or support an increase in, quarterly distribution rates. Actual distributions are set by the Board of Directors of NGL’s general partner.
Forward Looking Statements

This press release includes “forward-looking statements.” All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties. While NGL believes such forward-looking statements are reasonable, NGL cannot assure they will prove to be correct. The forward-looking statements involve risks and uncertainties that affect operations, financial performance, and other factors as discussed in filings with the Securities and Exchange Commission. Other factors that could impact any forward-looking statements are those risks described in NGL’s annual report on Form 10-K, quarterly reports on Form 10-Q, and other public filings. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.” NGL undertakes no obligation to publicly update or revise any forward-looking statements except as required by law.

NGL provides Adjusted EBITDA guidance that does not include certain charges and costs, which in future periods are generally expected to be similar to the kinds of charges and costs excluded from Adjusted EBITDA in prior periods, such as income taxes, interest and other non-operating items, depreciation and amortization, net unrealized gains and losses on derivatives, lower of cost or market adjustments, gains and losses on disposal or impairment of assets, equity-based compensation, acquisition-related expense, revaluation of liabilities and items that are unusual in nature or infrequently occurring.  The exclusion of these charges and costs in future periods will have a significant impact on the Partnership’s Adjusted EBITDA and the Partnership is not able to provide a reconciliation of the Partnership’s Adjusted EBITDA guidance to net income (loss) without unreasonable efforts due to the uncertainty and variability of the nature and amount of these future charges and costs and the Partnership believes that such reconciliation, if possible, would imply a degree of precision that would be potentially confusing or misleading to investors.

About NGL Energy Partners LP
NGL Energy Partners LP is a Delaware limited partnership. NGL owns and operates a vertically integrated energy business with five primary businesses: Crude Oil Logistics, Water Solutions, Liquids, Retail Propane and Refined Products and Renewables. NGL completed its initial public offering in May 2011. For further information, visit the Partnership’s website at www.nglenergypartners.com.

NGL Energy Partners LP
Trey Karlovich, 918-481-1119
Chief Financial Officer and Executive Vice President
Trey.Karlovich@nglep.com

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(U.S. Dollars in Thousands, except unit amounts)

	June 30, 2016	March 31, 2016
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$10,878	$28,176
Accounts receivable-trade, net of allowance for doubtful accounts of $6,662 and $6,928, respectively	607,973	521,014
Accounts receivable-affiliates	3,752	15,625
Inventories	522,535	367,806
Prepaid expenses and other current assets	123,959	95,859
Total current assets	1,269,097	1,028,480
PROPERTY, PLANT AND EQUIPMENT, net of accumulated depreciation of $292,847 and $266,491, respectively	1,733,393	1,649,572
GOODWILL	1,448,263	1,315,362
INTANGIBLE ASSETS, net of accumulated amortization of $333,283 and $316,878, respectively	1,173,547	1,148,890
INVESTMENTS IN UNCONSOLIDATED ENTITIES	192,766	219,550
LOAN RECEIVABLE-AFFILIATE	1,000	22,262
OTHER NONCURRENT ASSETS	184,716	176,039
Total assets	$6,002,782	$5,560,155
LIABILITIES, CONVERTIBLE PREFERRED UNITS AND EQUITY
CURRENT LIABILITIES:
Accounts payable-trade	$528,085	$420,306
Accounts payable-affiliates	8,469	7,193
Accrued expenses and other payables	256,877	214,426
Advance payments received from customers	68,253	56,185
Current maturities of long-term debt	7,961	7,907
Total current liabilities	869,645	706,017
LONG-TERM DEBT, net of debt issuance costs of $14,188 and $15,500, respectively, and current maturities	2,866,850	2,912,837
OTHER NONCURRENT LIABILITIES	199,033	247,236

CLASS A 10.75% CONVERTIBLE PREFERRED UNITS, 19,942,169 and 0 preferred units issued and outstanding, respectively	56,685	—

EQUITY:
General partner, representing a 0.1% interest, 104,274 and 104,274 notional units, respectively	(50,678)	(50,811)
Limited partners, representing a 99.9% interest, 104,169,573 and 104,169,573 common units issued and outstanding, respectively	2,023,714	1,707,326
Accumulated other comprehensive loss	(309)	(157)
Noncontrolling interests	37,842	37,707
Total equity	2,010,569	1,694,065
Total liabilities, convertible preferred units and equity	$6,002,782	$5,560,155

NGL ENERGY PARTNERS LP AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(U.S. Dollars in Thousands, except unit and per unit amounts)

		As Restated(1)
	Three Months Ended June 30,
	2016	2015
REVENUES:
Crude oil logistics	$425,951	$1,327,784
Water solutions	35,753	54,293
Liquids	205,049	248,985
Retail propane	60,387	64,447
Refined products and renewables	1,994,563	1,842,960
Other	267	—
Total Revenues	2,721,970	3,538,469

COST OF SALES:
Crude oil logistics	405,230	1,291,992
Water solutions	5,201	3,607
Liquids	190,992	232,276
Retail propane	24,820	29,564
Refined products and renewables	1,940,087	1,765,112
Other	110	—
Total Cost of Sales	2,566,440	3,322,551

OPERATING COSTS AND EXPENSES:
Operating	75,172	105,590
General and administrative	41,871	62,481
Depreciation and amortization	48,906	59,831
(Gain) loss on disposal or impairment of assets, net	(204,319)	421
Revaluation of liabilities	—	(11,195)
Operating Income (Loss)	193,900	(1,210)

OTHER INCOME (EXPENSE):
Equity in earnings of unconsolidated entities	394	8,718
Revaluation of investments	(14,365)	—
Interest expense	(30,438)	(30,802)
Gain on early extinguishment of liabilities	29,952	—
Other income (expense), net	3,772	(1,175)
Income (Loss) Before Income Taxes	183,215	(24,469)
INCOME TAX EXPENSE	(462)	(538)
Net Income (Loss)	182,753	(25,007)
LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	(5,833)	(4,350)
NET INCOME (LOSS) ATTRIBUTABLE TO NGL ENERGY PARTNERS LP	176,920	(29,357)
LESS: DISTRIBUTIONS TO PREFERRED UNITHOLDERS	(3,384)	—
LESS: NET INCOME ALLOCATED TO GENERAL PARTNER	(203)	(15,374)
NET INCOME (LOSS) ALLOCATED TO COMMON UNITHOLDERS	$173,333	$(44,731)

BASIC INCOME (LOSS) PER COMMON UNIT	$1.66	$(0.43)
DILUTED INCOME (LOSS) PER COMMON UNIT	$1.38	$(0.43)
BASIC WEIGHTED AVERAGE COMMON UNITS OUTSTANDING	104,169,822	103,888,281
DILUTED WEIGHTED AVERAGE COMMON UNITS OUTSTANDING	128,453,982	103,888,281
_______________________

(1)
As reported in our 2016 Annual Report on Form 10-K, we restated our condensed consolidated statement of operations for the three months ended June 30, 2015 to reduce operating expenses by $13.5 million to correct the recording and re-measuring contingent consideration related to certain acquisitions in its Water Solutions segment.

EBITDA, ADJUSTED EBITDA AND DISTRIBUTABLE CASH FLOW RECONCILIATION
(Unaudited)

The following table reconciles NGL’s net income (loss) to NGL’s EBITDA, Adjusted EBITDA and Distributable Cash Flow:

		As Restated
	Three Months Ended June 30,
	2016	2015
	(in thousands)
Net income (loss)	$182,753	$(25,007)
Less: Net income attributable to noncontrolling interests	(5,833)	(4,350)
Net income (loss) attributable to NGL ENERGY PARTNERS LP	176,920	(29,357)
Interest expense	30,308	28,648
Income tax expense	462	521
Depreciation and amortization	52,580	54,168
EBITDA	260,270	53,980
Net unrealized losses on derivatives	927	3,540
Inventory valuation adjustment	(6,837)	10,158
Lower of cost or market adjustments	501	(6,340)
(Gain) loss on disposal or impairment of assets, net	(204,355)	419
Gain on early extinguishment of liabilities	(29,952)	—
Revaluation of investments	14,365	—
Equity-based compensation expense (1)	22,334	40,232
Acquisition expense (2)	437	65
Other (3)	6,119	(13,043)
Adjusted EBITDA	63,809	89,011
Cash interest expense	27,754	28,463
Maintenance capital expenditures (4)	6,295	7,653
Distributable Cash Flow	$29,760	$52,895

(1)
Equity-based compensation expense in the table above may differ from equity-based compensation expense reported in the footnotes to our condensed consolidated financial statements included in the Quarterly Report on Form 10-Q. Amounts reported in the table above include expense accruals for bonuses expected to be paid in common units, whereas the amounts reported in the footnotes to our condensed consolidated financial statements only include expenses associated with equity-based awards that have been formally granted.

(2)	During the three months ended June 30, 2016 and 2015, we recorded $0.4 million and $0.1 million, respectively, of expense related to legal and advisory costs associated with acquisitions.

(3)
Amount represents adjustments related to noncontrolling interests and the non-cash valuation adjustment of contingent consideration liabilities, offset by the cash payments, related to royalty agreements acquired as part of acquisitions in our Water Solutions segment.

(4)	Excludes TLP maintenance capital expenditures of $2.9 million during the three months ended June 30, 2015.

ADJUSTED EBITDA RECONCILIATION BY SEGMENT

	Three Months Ended June 30, 2016
	Crude Oil Logistics	Water Solutions	Liquids	Retail Propane	Refined Products and Renewables	Corporate and Other	Consolidated
	(in thousands)
Operating (loss) income	$(625)	$79,464	$(57)	$(2,502)	$149,769	$(32,149)	$193,900
Depreciation and amortization	8,968	24,434	4,449	9,687	417	951	48,906
Amortization recorded to cost of sales	84	—	195	—	1,317	—	1,596
Net unrealized (gains) losses on derivatives	(1,394)	1,359	892	70	—	—	927
Inventory valuation adjustment	—	—	—	—	(6,837)	—	(6,837)
Lower of cost or market adjustments	—	—	—	—	501	—	501
Loss (gain) on disposal or impairment of assets, net	1,485	(94,298)	32	23	(111,597)	—	(204,355)
Equity-based compensation expense	—	—	—	—	—	22,334	22,334
Acquisition expense	—	—	—	2	—	435	437
Equity in earnings (loss) of unconsolidated entities	177	(116)	—	(227)	560	—	394
Other (expense) income, net	(1,455)	310	39	248	2,801	1,829	3,772
Depreciation and amortization of unconsolidated entities	2,511	211	—	57	290	—	3,069
Adjusted EBITDA attributable to noncontrolling interest	—	(7,132)	—	67	111	—	(6,954)
Other	—	6,119	—	—	—	—	6,119
Adjusted EBITDA	$9,751	$10,351	$5,550	$7,425	$37,332	$(6,600)	$63,809

	As Restated
	Three Months Ended June 30, 2015
	Crude Oil Logistics	Water Solutions	Liquids	Retail Propane	Refined Products and Renewables	Corporate and Other	Consolidated
	(in thousands)
Operating income (loss)	$11,960	$10,447	$(471)	$(700)	$33,020	$(55,466)	$(1,210)
Depreciation and amortization	10,002	20,846	5,004	8,706	14,175	1,098	59,831
Amortization recorded to cost of sales	62	—	261	—	1,378	—	1,701
Net unrealized (gains) losses on derivatives	(770)	1,708	2,591	11	—	—	3,540
Inventory valuation adjustment	—	—	—	—	10,158	—	10,158
Lower of cost or market adjustments	(1,225)	—	—	—	(5,115)	—	(6,340)
(Gain) loss on disposal or impairment of assets, net	(80)	652	(200)	49	(2)	—	419
Equity-based compensation expense	—	—	—	—	119	40,113	40,232
Acquisition expense	—	—	—	—	—	65	65
Equity in earnings (loss) of unconsolidated entities	1,853	296	—	(65)	6,634	—	8,718
Other (expense) income, net	(3,948)	304	104	398	313	1,654	(1,175)
Depreciation and amortization of unconsolidated entities	2,473	301	—	—	2,260	—	5,034
Adjusted EBITDA attributable to noncontrolling interest	—	(1,661)	—	48	(17,306)	—	(18,919)
Revaluation of liabilities	—	(13,043)	—	—	—	—	(13,043)
Adjusted EBITDA	$20,327	$19,850	$7,289	$8,447	$45,634	$(12,536)	$89,011